CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated May 16, 2001, relating to the financial statements and financial highlights which appear in the March 31, 2001 Annual Reports to Shareholders of each of the Funds constituting Nations Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the incorporation by reference of our reports dated May 16, 2001, relating to the financial statements and supplementary data of certain portfolios of Nations Master Investment Trust also contained in such Annual Report. We also consent to the references to us under the headings "Independent Accountants" and "Financial Highlights" in such Registration Statement.



PricewaterhouseCoopers LLP
New York, New York
July 27, 2001